EXHIBIT 10(e)(21)

2010 Executive Long-Term Incentive Program (“2010 E-LTIP”)

Under the 2010 E-LTIP, executive officers of the Company are eligible to receive performance shares based on certain performance measures established by the Compensation Committee of the Board of Directors (the “Committee”).

The performance elements and corresponding weights for the 2010 E-LTIP are: (i) (60%) Earnings Per Share: Diluted Earnings Per Share from Continuing Operations as reported in the Company’s audited consolidated financial statements, as adjusted on an after-tax basis for the following discretely disclosed (in either Management’s Discussion and Analysis/MD&A or the footnotes to the financial statements) items: direct costs of acquisition and acquisition-related expenses including, but not limited to, acquired in-process research and development and integration costs; amortization of acquisition-related intangibles; restructuring and asset impairment charges; our share of after-tax effects of restructuring charges incurred by Fuji Xerox; and remeasurement losses on net monetary assets affected by the 2010 Venezuelan currency devaluation. In addition, EPS will also be adjusted on an after-tax basis for the following discretely disclosed items (if equal to or greater than $50 million pre-tax on an individual basis, or in the aggregate per item, with the exception of income tax and Fuji Xerox adjustments): gains/(losses) from litigation, regulatory matters or any changes in enacted law (including tax law); gains/(losses) from asset sales or business divestitures; gains/(losses) resulting from acts of war, terrorism or natural disasters; the initial effect of changes in accounting principles that are included within Income from Continuing Operations; impairment of goodwill and other intangibles; gains/(losses) from the settlement of tax audits (if equal to or greater than $30 million on an individual basis, or in the aggregate per item); gains/(losses) on early extinguishment of debt; non-restructuring related impairments of long-lived assets; and our share of after-tax effects of the above noted eight items incurred by Fuji Xerox (if our share is equal to or greater than $10 million on an individual basis, or in the aggregate per item); and (ii) (40%) Cash Flow from Operations: Net Cash provided by (used for) Operating Activities as reported in the Company’s consolidated audited financial statements, as adjusted for the following items: with the exception of cash payments for restructurings, cash flow impacts (inflows and outflows) resulting from the EPS adjustments as identified above whether or not the cash flow impact and the EPS impact are in the same fiscal year; cash payments for restructurings in excess of the amount reported as current restructuring reserves in the preceding years Annual Report; special discretionary pension fundings in excess of $50 million; and cash payments for ACS customer contract inducements and set-up and transition services. Any other items approved by the Committee for adjustment of EPS or Cash Flow from Operations will be considered a modification of the award.